Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136856

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 23, 2006)

LIBERTY MEDIA CORPORATION

3,073,232 Shares

of

Liberty Interactive Series A Common Stock

This prospectus supplement supplements the prospectus dated August 23, 2006 of Liberty Media Corporation, relating to 3,073,232 shares of Liberty Interactive Series A common stock, par value $.01 per share, which may be sold from time to time by the selling stockholders named therein and in any prospectus supplement.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Liberty Interactive Series A common stock is listed on the Nasdaq Global Select Market under the symbol “LINTA.”  On September 27, 2006, the closing sale price of Liberty Interactive Series A common stock on the Nasdaq was $20.22 per share.

Investing in our securities involves risks.  You should carefully consider the matters described under the caption “Risk Factors” beginning on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

W. Lowell and Diane S. Robertson Family Living Trust 9/25/1997 (the “Trust”), which is listed as a selling stockholder in the prospectus, transferred 7,587 of its shares of Liberty Interactive Series A common stock listed in the prospectus to W. Lowell Robertson and Diane S. Robertson Family Foundation.  Accordingly, W. Lowell Robertson and Diane S. Robertson Family Foundation is included as a “selling stockholder” as such term is used in the prospectus or any prospectus supplement, holding 7,587 shares of Liberty Interactive Series A common stock which may be sold by it pursuant to the prospectus, as supplemented hereby.

The Trust and W. Lowell Robertson and Diane S. Robertson Family Foundation supplied us with the information in the preceding paragraph.  W. Lowell Robertson and Diane S. Robertson Family Foundation also informed us that, as of the date of this prospectus supplement:

•                  it holds less than 1% of outstanding Liberty Interactive Series A common stock;

•                  it has not had any material relationship with us or our affiliates during the past three years; and

•                  it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

The date of this Prospectus Supplement is September 28, 2006